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                         AMENDMENT NO. 1
                               TO
                      ASSET SALE AGREEMENT



                             ******

               NATIONAL MEDICAL ENTERPRISES, INC.


                            As Seller


                               AND


             HEALTHSOUTH Rehabilitation Corporation


                            As Buyer











                     Dated: January 3, 1994

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AMENDMENT NO. 1 TO ASSET SALE AGREEMENT

                        Table of Contents

PREAMBLE . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

Section 1      Defined Terms . . . . . . . . . . . . . . . . .    1
Section 2      Transferred Assets. . . . . . . . . . . . . . .    1
Section 3      Assumption of Liabilities . . . . . . . . . . .    3
Section 4      Excluded Liabilities. . . . . . . . . . . . . .    3
Section 5      Net Book Values . . . . . . . . . . . . . . . .    4
Section 6      Non-Assignable Receivables. . . . . . . . . . .    9
Section 7      Employee Matters. . . . . . . . . . . . . . . .   10
Section 8      Absence of Consent or Authorization . . . . . .   13
Section 9      Closing Date. . . . . . . . . . . . . . . . . .   15
Section 10     Deliveries by Buyer . . . . . . . . . . . . . .   15
Section 11     Purchase Price Adjustments. . . . . . . . . . .   15
Section 12     Management Agreement. . . . . . . . . . . . . .   15
Section 13     Other Assets and Liabilities. . . . . . . . . .   17
Section 14     Loan Commitment Notes . . . . . . . . . . . . .   19
Section 15     Certain Expenses. . . . . . . . . . . . . . . .   19
Section 16     Environmental Matters . . . . . . . . . . . . .   20
Section 17     Certain Support Agreements. . . . . . . . . . .   20
Section 18     Certain Support Services. . . . . . . . . . . .   20
Section 19     Dubois RFP. . . . . . . . . . . . . . . . . . .   21
Section 20     DEA Power of Attorney . . . . . . . . . . . . .   22
Section 21     Assigned Stock and Venture Agreements . . . . .   22
Section 22     Title . . . . . . . . . . . . . . . . . . . . .   23
Section 23     Indemnification . . . . . . . . . . . . . . . .   23
Section 24     General Provisions. . . . . . . . . . . . . . .   24
Section 25     Efficacy. . . . . . . . . . . . . . . . . . . .   24

SIGNATURES . . . . . . . . . . . . . . . . . . . . . . . . . .   26






















                               (i)

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LIST OF SCHEDULES

     2.18(a)   Choice One Program - Furniture & Equipment List

     2.18(b)   Career Achievement Program - Status Report

     2.18(c)   Digital Equipment List
















































                              (ii)

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                         AMENDMENT NO. 1
                               TO
                      ASSET SALE AGREEMENT



     THIS AMENDMENT NO. 1 TO ASSET SALE AGREEMENT (this "Amendment") is entered into as of the 3rd day of January 1994 by and between NATIONAL MEDICAL ENTERPRISES, INC., a Nevada corporation ("Seller"), and HEALTHSOUTH Rehabilita-tion Corporation, a Delaware corporation ("Buyer"), with reference to the following facts:

     A. Buyer and Seller are parties to that certain Asset Sale Agreement between them dated December 3, 1993 (the "Asset Sale Agreement").

     B. Buyer and Seller wish to amend certain of the provisions of the Asset Sale Agreement prior to the Closing referred to therein.

     NOW, THEREFORE, in consideration of the foregoing recitals and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1. Defined Terms. Unless otherwise defined in this Amendment, all capitalized terms herein shall have the meanings given to them in the Asset Sale Agreement.

     2. Transferred Assets. The parties wish to make the following clarifications respecting the Transferred Assets by amending the following provisions of the Asset Sale Agreement:

          a. Section 2.1(g) is hereby amended by deleting the introductory language down to the first colon and inserting the following in its place:

               "(g) All of the Subsidiary's right, title and interest in and to all contracts and agreements to which the Subsidiary is a party at the Closing, other than the Real Property Leases and the Venture Agreements, to the extent the same are transferable to Buyer (whether by action of the Subsidiary or Seller or, in the case of Medicare provider agreements, the Health Care Finance Administration), and which, or to the extent, the same relate solely to the operations of Facilities operated by the Subsidiary (the "Other

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     Assigned Contracts"), including, but not limited to, the contracts identified on Schedule 2.1(g),which contains a list of the following categories of Other Assigned Contracts:".

          b. Section 2.1(j) is hereby amended to read in its entirety as follows:

               "(j) All of the Subsidiary's right, title and interest in and to Licenses (as defined in Section 1.1) in favor of the Subsidiary as of the Closing that are directly related to, necessary for, or used solely in connection with the operation of the Facilities as presently operated by the Subsidiary, provided that Licenses in favor of the Subsidiary shall be included in the Transferred Assets only to the extent they are lawfully transfer-able, and, to the extent a Facility is the subject of a Management Agreement by virtue of Section 2.15(i), the Subsidiary shall remain the licensee of such Facility under those Licenses contained on
     Schedule 3.19(f) to the extent contemplated by the Management
     Agreement;".

          c. Section 2.1(l) is hereby amended to read in its entirety as follows:

               "(l) To the extent lawfully and contractually transferable, all of the Subsidiary's right, title and interest in and to advance payments, prepayments, prepaid expenses, deposits and the like made by the Subsidiary or Seller on its behalf in the ordinary course of business prior to the Closing, which exist as of the Closing and with respect to which Buyer will receive the benefit after the Closing, and other items recorded as prepaid expenses by Seller and the Subsidiaries (collectively, "Prepay-ments");".

          d. Section 2.1(m) is hereby amended to read in its entirety as follows:

               "(m) Subject to the further provisions of Section 2.9, all of the Subsidiary's right, title and interest as of the Closing in and to accounts receivable recorded by the Subsidiary as an account receivable from Payors, patients and other third parties together with rights to payment for services rendered through the Closing Date to Straddle Patients
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     referred to in Section 2.9(c) (collectively, "Receivables"); and".

     3.  Assumption of Liabilities.   The parties wish to clarify certain
matters respecting Assumed Liabilities by amending the following provisions of the Asset Sale Agreement:

          a. Section 2.3(e) is hereby amended by deleting the phrase "Sections 3.16 and 6.2(c)" from the first line thereof and inserting the following phrase in its stead: "Section 3.16 and".

          b. Clause (vi) of Section 2.3(j) is hereby amended to read in full as follows:

     "accrued salaries, benefits (including accrued vacation and sick pay) and payroll taxes respecting Hired Employees (but not including bonuses and applicable payroll taxes referred to in
     Section 2.10(f));".

     4.  Excluded Liabilities.   The parties wish to clarify certain matters
respecting Excluded Liabilities by amending Section 2.4(i) of the Asset Sale Agreement to read in its entirety as follows:

               "(i) Any liability of Seller or a Subsidiary repre-senting indebtedness for money borrowed or the deferred portion of the purchase price for any Owned Real Property (and any refinancing thereof), including without limitation the indebtedness identified on Schedule 2.4(i); provided that if, prior to Closing, the parties mutually agree that any such indebtedness or obligation will be assumed by Buyer and further agree upon an equitable reduction in the cash portion of the Purchase Price (as defined in Section 2.5) to reflect Buyer's assumption of such indebtedness or obligation, then any such indebtedness or obligation will be deemed to constitute an Assumed Liability for all purposes of this Agreement; and provided further that with respect to any such indebtedness or obligation not so assumed by Buyer that constitutes a lien or encumbrance upon any Transferred Asset, Seller agrees that substantially concurrently with or prior to the Closing it will either pay or discharge such indebtedness or liability in full or otherwise cause such lien or encumbrance to be removed from such Transferred Asset, so that such Transferred Asset is sold, conveyed, assigned, trans-
                                   - 3 -
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     ferred and delivered to Buyer at the Closing free and clear of such lien or encumbrance;".



     5. Net Book Values. The parties wish to calculate Net Book Values as of December 31, 1993, by amending the following provisions of the Asset Sale
Agreement:

          a. Section 2.5 is hereby amended to read in its entirety as follows:

          "Section 2.5 Purchase Price. The purchase price (the "Purchase Price") in the aggregate for all of the Transferred Assets shall be equal to the sum of (a) Three Hundred Million Dollars ($300,000,000) (which includes the Earnest Money Deposit referred to in Section 2.6(a)), subject to such adjustments, if any, as may occur pursuant to Sections 2.12, 8.5, 8.7, or 9.5, a portion of which may be paid by way of any assumption of debt pursuant to Section 2.4(i), plus (b) an amount equal (i) to the net book values of the Inventory, Receivables and Prepayments (collec-tively, "Accrued Operating Assets") which would be included in the Transferred Assets calculated on the basis of the Closing occurring on December 31, 1993, reduced by any cash received by Seller or the Subsidiaries with respect to Accrued Operating Assets between and including January 1, 1994 and the Closing Date, (ii) net of Accrued Operating Expenses as of December 31, 1993, reduced by any payments made by Seller or the Subsidiaries on account of Accrued Operating Expenses between and including January 1, 1994 and the Closing Date (the difference between clauses (i) and (ii) being referred to as the "Net Book Values"), plus (c) an amount equal to any advances made under Loan Commitment Agreements during the period following the execution of this Agreement and through the Closing less the amount of any principal payments received during such period with respect to Loan Commitment Notes."

          b.  Section 2.6(b) is hereby amended to read in its entirety as follows:
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               "(b)  Payment of Tentative Purchase Price.  No less
     than three (3) business days prior to the Closing, Seller shall deliver to Buyer a certificate executed on the Seller's behalf by a responsible officer setting forth the Seller's estimate of what the Net Book Values are (the "Estimated Net Book Values"), and additionally setting forth (x) the Net Book Values that would have been recorded by Seller had the Closing occurred as of the most recent month-end prior to the delivery of such certificate for which data is available and (y) the methodology used by Seller for updating changes in Net Book Values since such month-end data to arrive at such estimate. All determinations made with respect to the Net Book Values shall be based upon the internal records of, and the valuation methods customarily used by, Seller and the Subsidiaries, absent manifest error, and under no circumstances shall an additional physical inventory or audit be required. On the terms and subject to the conditions contained in this Agree-ment, at the Closing Buyer shall pay to Seller, in the manner set forth herein, an amount equal to (i) the amount set forth in
     Section 2.5(a) (including any debt assumptions pursuant to Section 2.4(i)), plus (ii) an amount equal to the Estimated Net Book Values (the sum of clauses (i) and (ii) being referred to as the "Tenta-tive Purchase Price"), less (iii) the Earnest Money Deposit previ-ously delivered by Buyer to Seller, plus or minus, as the case may be, (iv) any amounts arising under Section 2.5(c), plus (v) interest on the sum of clauses (i) through (iv) from and including January 1, 1994, through the Closing Date at a rate of five and one-half percent (5-1/2%) per annum."

          c. The first sentence of Section 2.6(c) is hereby amended to read in its entirety as follows:

     "As soon as practicable, but in no event later than forty-five (45) days after the Closing, Seller shall cause a schedule to be prepared and delivered to Buyer showing an interim calculation of the Net Book Values (the "Interim Net Book Values") derived by Seller from the internal books and records of Seller and the Subsidiaries with respect to the Facilities as well as from a physical inventory, taken after December 3, 1993 and prior to the Closing, of property which would constitute Inventory if the Closing had occurred on the date of such physical inventory."

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          d.  Section 2.6(d) is hereby amended to read in its entirety as follows:

               "(d)  Determination of Final Net Book Values.  Within
     ten (10) business days following expiration of six (6) months from the Closing, Buyer shall provide a certificate to Seller, executed on Buyer's behalf by a responsible officer, setting forth a proposed calculation of final Net Book Values (the "Final Net Book Values") as of June 30, 1994 (the "Working Capital Adjustment Date") which shall contain a reconciliation of the Interim Net Book Values, adjusted only for (i) errors claimed by Buyer to exist in Seller's accruals for Accrued Operating Assets and Accrued Operating Expenses included in the Net Book Values, (ii) Buyer's ability to collect Receivables included in the Net Book Values in excess of the carrying value therefor net of reserves, (iii) Buyer's inability to collect Receivables included in the Net Book Values in accordance with their net carrying values, and (iv) Buyer's ability to pay Accrued Operating Expenses included in the Net Book Values at less than their book value. For purposes of any such calculation, (v) the accuracy of Seller's accrual for real and personal property taxes shall be based upon the last notice of tax assessment respecting such property prior to December 31, 1993, that does not reflect the Transactions contemplated to occur at the Closing, (vi) variable or undetermined charges arising under Real Property Leases shall be accrued as of December 31, 1993, on an historical basis, (vii) payments received on account of Receivables shall be applied in accordance with Sections 2.9(b) and (c), (viii) the Accrued Operating Expense in respect of sick pay for Hired Employees shall be equal to the portion of unused sick pay of such employees existing as of December 31, 1993 that is actually paid by Buyer during the six month period after the Closing, and (ix) expenses for such items as real and personal property taxes, utility charges, charges arising under leases, insurance premiums and the like shall be pro-rated as of December 31, 1993. Any dispute concerning Buyer's calculation of the Final Net Book Values that is unresolved for thirty (30) days shall be submitted for resolution by the parties' independent certified public accountants in accordance with the procedures contained in Section 2.6(c). Within five (5) business days following determination of the Final Net Book Values, either Buyer shall pay to Seller, or Seller shall pay to Buyer, as the
                                   - 6 -
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     case may be, in immediately available funds, the amount by which the Final Net Book Values differ from the Estimated Net Book Values, adjusted for payments, if any, on account of the Interim Net Book Values. The pendency of a dispute shall not affect the payment obligation hereunder of either Buyer or Seller to the extent such payment is not disputed."

          e. The first sentence of Section 2.9(b)(ii) is hereby amended to read in its entirety as follows:

     "On the tenth day of the first month that begins after the Closing, on the tenth day of each month thereafter until the Working Capital Adjustment Date, and on the tenth day following the Working Capital Adjustment Date, Buyer shall execute appropriate instruments of assignment to re-assign back to Seller, and shall turn over to Seller all evidences of and documents pertaining to, any Receivable included in the Net Book Values which, as of the end of the immediately preceding month and/or the Working Capital Adjustment Date, as the case may be, was uncollected and which either (A) is a Receivable as to which Buyer has decided to cease collection activity, or (B) is a Receivable in respect of a patient which, as of such month end or Working Capital Adjustment Date, has remained unpaid for a period of at least one hundred twenty (120) days following (x) in the case of a Medicare patient, the date that the first bill is rendered for either the patient's Medicare deductible and/or for Medicare co-insurance, and (y) in the case of other patients, the date of such patient's discharge from a Facility."

          f. Section 2.9(c) is hereby amended to read in its entirety as follows:

               "(c)  Straddle Patient Receivables.  To compensate
     Seller and the Subsidiaries for services rendered and medicine, drugs and supplies provided through December 31, 1993, with respect to patients ("Straddle Patients") who were admitted to a Facility on or before such date and discharged by the Facility after such date, the following shall apply:

                    "(i) Cut-Off Billings. Seller shall, or shall cause the Subsidiaries to, prepare cut-off billings for all Straddle Patients as of the close of business on
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          such date.  All payments which are received after such date with respect to Straddle Patients and which relate to such cut-off billings shall constitute Receivables for purposes of calculating the Tentative Purchase Price and the Interim Net Book Values.

                    "(ii)  Cut-Off Billings Not Accepted.  If the
          Payor of any Straddle Patient cannot for any reason accept cut-off billings, then Buyer shall notify Seller of same, and Seller shall, or shall cause the Subsidiaries to, deliver to Buyer a statement calculating the total charges made by Seller and the Subsidiaries for services rendered and medi-cine, drugs and supplies provided through December 31, 1993, with respect to such Straddle Patient. Within ten (10) days following the discharge of each such Straddle Patient, Buyer shall deliver to Seller a statement reflecting the total charges for the services rendered and medicine, drugs and supplies billed to such Straddle Patient after such date and the patient receivable (the "Straddle Patient Payments") of Buyer with respect to such Straddle Patient (including any cost per discharge limit imposed by the Tax Equity and Fiscal Responsibility Act of 1982, as amended ("TEFRA") and all deductibles and co-insurance payments). For purposes of calculating the Final Net Book Values, the pro rata share of the Straddle Patient Payments which shall be treated as a Re-ceivable shall be equal to the amount obtained by multiplying the Straddle Patient Payments by a fraction, the numerator of which is the total charges of Seller and the Subsidiaries with respect to such Straddle Patient through December 31, 1993, and the denominator of which is the total charges of Buyer, Seller and the Subsidiaries with respect to such Straddle Patient. Seller or Buyer, as may be applicable, may have such statements as submitted by Buyer or Seller verified by their respective independent public accountants within thirty (30) days from delivery. If such statements, as submitted by Buyer or Seller, are acceptable, then such statements shall fix the value of the services, medicine, drugs and supplies for the account of Seller and the Subsid-iaries, on the one hand, and for the account of Buyer, on the other, to each such Straddle Patient. If
                                   - 8 -
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          any such statement is challenged by Seller or Buyer, then
          unless otherwise resolved by agreement of the parties within thirty (30) days of any such challenge, such statement shall be deemed in dispute, which dispute shall be resolved by the parties' independent certified public accountants. If such accountants cannot resolve the matter within thirty (30) days, then it shall be submitted by them to a third account-ing firm in accordance with the procedures contained in Sec-tion 2.6(c). If Seller or Buyer does not give written notice to the party preparing the statement of its challenge of such statement within the first said thirty (30) day period, the receiving party shall be deemed to have accepted the same."


     6. Non-Assignable Receivables. The parties wish to clarify the treatment of non-assignable Receivables by adding Subsection (e) to Section 2.9 of the Asset Sale Agreement to read as follows:

               "(e) Non-Assignable Receivables. Notwithstanding anything in this Agreement that might be construed to the contrary, this Agreement shall not constitute an agreement to assign any Receivable (including any Receivable respecting a Straddle Patient) the assignment of which is either prohibited by Law or by the terms of any contract with a Payor. However, without limiting the generality of the foregoing, the Net Book Value of such non-assign-able Receivables shall be included in the Net Book Values for all purposes of this Agreement, including, but not limited to,
     Sections 2.5 through 2.7 and this Section 2.9, as modified by the provisions of this Section 2.9(e). That portion of the Purchase Price which, but for the provisions of this Section 2.9(e), would otherwise be attributable to the Net Book Value of such non-assign-able Receivables shall be deemed to be a loan from Buyer to Seller and to the pertinent Subsidiary that will be repaid from the proceeds of such Receivables collected and held by Buyer and from the adjustments to Estimated Net Book Values contemplated by Sections 2.6, 2.9(b), and 2.9(c). All procedures and requirements specified herein (including, without limitation, Buyer's best efforts obligation under Section 2.9(b)) for the collection of Receivables (including any Receivable in respect of a Straddle Patient) shall be fully applicable to such non-assignable Receiv-ables,
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     except that (i) Buyer shall be deemed to collect and hold the proceeds of such non-assignable Receivables as agent for the Seller and the Subsidiaries and shall apply such proceeds to the repayment of such loan, and (ii) any provision herein that would otherwise require or provide for Buyer's "reassignment" of a Receivable (including an Eligible Receivable) that is non-assignable to Buyer in the first instance shall be construed to require or provide that Buyer, as agent for Seller and the Subsidiaries, return pertinent documentation respecting such Receivable to Seller and the Subsidiaries to permit collection of such Receivable by them (in accordance with such collection efforts and procedures as they, in their sole discretion, shall determine)."

     7. Employee Matters. The parties wish to clarify the treatment of Retained Employees and Hired Employees by amending Sections 2.10(b) through (e) to read in their entirety as follows and by adding a Subsection (f) immediately following Subsection (e):

               "(b)  Retained Employees.

               "(i) Buyer shall offer to hire at the Closing, on a probationary basis, each of the direct employees of Seller or a Subsidiary who, as of the Closing, work at the Facili-ties (including any such direct employees who are on medical disability or leaves of absence and who worked at the Facili-ties immediately prior to such disability or leave), and each employee of Seller or a Subsidiary who is primarily employed in connection with Seller's Choice One Therapy Services program, whether direct or indirect employees with respect to such Program, except for those employees described in this clause (i), if any, who are designated by Seller at least two
          (2) days prior to the Closing.

               "(ii) Buyer shall additionally offer to hire, on a probationary basis, on February 1, 1994, such other employees of Seller or of any of its subsidiaries who, as of January 31, 1994, are mutually agreed upon and who are indirect employees with respect to the operations of the Facilities.
                                   - 10 -
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               "(iii)  All such direct and indirect employees to whom
          Buyer is required to make offers of employment pursuant to clauses (i) and (ii) above are herein referred to as the "Re-tained Employees."

               "(iv) Any such offer of employment to a Retained Employee by Buyer shall be to perform comparable services, in such position as is comparable to the position such Retained Employee held with Seller or any of its subsidiaries as of the Closing, provided that Buyer may offer compensation to such Retained Employees at levels commensurate with compensation levels paid to other employees of Buyer holding comparable positions, and provided further that any change in compensation levels does not result in any constructive discharge of any such Retained Employee, breach of any employment contract assumed by Buyer hereunder or any other liability of Seller and the Subsidiaries. Seller or its Affiliates shall have the right to employ or offer to employ any Retained Employee (including, but not limited to, the chief executive officer and the chief financial officer of each Facility) who declines Buyer's offer of employment.

               "(c)  Hiring of Retained Employees.  Buyer shall hire
     at the Closing, on a probationary basis, each Retained Employee referred to in clause (b)(i) above who elects to accept employment with Buyer (the "Hired Employees"), shall hire on February 1, 1994, on a probationary basis, each Retained Employee referred to in clause (b)(ii) above who elects to accept employment with Buyer, and shall indemnify and hold Seller and its Affiliates harmless, in accordance with Sections 11.4, 11.5 and 11.6, from and against any Losses arising from or relating to any subsequent termination of any such employee by Buyer. Subject to the proviso to Section 2.3(c), Buyer agrees to give such Retained Employees hired by it full credit for the paid time off and sick pay earned or accrued by them during, and to which they are entitled as a result of, their employment by Seller and/or its subsidiaries, either by allowing such employees such paid time off and sick pay as to which such employees would have been entitled as of their termination date by Seller and/or its subsidiaries under the policies of Seller and/or its subsidiaries (as in effect
                                   - 11 -
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     on the date of this Agreement) if such employees had remained employees of Seller and/or its subsidiaries or, upon termination of employment, by making full payment to such employees of the paid time off that such employees would have received had they taken such paid time off, and Buyer further agrees to reimburse Seller for any payments made by Seller and/or its subsidiaries with respect to such accrued or earned paid time off or sick pay.

               "(d)  Health Benefits.  Buyer shall provide the
     Retained Employees hired by it a program of health care benefits which is equivalent to the program of health care benefits currently provided by Buyer to its existing employees, provided, however, that such health care benefits shall be immediately available to such Retained Employees as of their respective hire dates by Buyer, and such employees shall become as of their respective hire dates participants thereunder, without regard to any applicable waiting period or any limitation with respect to preexisting conditions. Buyer acknowledges and agrees that Buyer is a successor employer for purposes of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), that the Retained Employees hired by it will not, as a result, be deemed to have had a termination of employment for purposes of COBRA and that any COBRA notices or coverages required to be given or made available to any Retained Employee hired by it shall be given or made by Buyer and not Seller or the Subsidiaries, provided that Buyer does not assume, and shall not be deemed to have assumed, any COBRA obligations which Seller or any Subsidiary may have to former employees of Seller or such Subsidiary whose employment was terminated on or prior to the Closing Date, or to any Retained Employees who do not accept employment with Buyer, and provided further that Seller shall be responsible for any COBRA coverages required to be made available to any Retained Employee who is entitled to COBRA coverage under existing plans of Seller or any Subsidiary as a result of the Transactions.

               "(e) Acknowledgement of Responsibility. Buyer acknowledges and agrees that as of the date and time the Closing is effective, or February 1, 1994, with respect to Retained Employees to Retained Employees referred to in clause (b)(ii) above, as the case may be, Buyer is considered
                                   - 12 -
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
     for purposes of the Worker Adjustment and Retraining Notification Act (the "WARN Act") the employer of the Retained Employees and that Buyer (and not Seller or the Subsidiaries) shall thereupon be responsible for complying with the WARN Act with respect to the Retained Employees and that prior to such time none of the Retained Employees shall be, nor shall they be deemed to be, terminated. Buyer shall indemnify and hold Seller and its Affiliates harmless, in accordance with Sections 11.4, 11.5 and 11.6, from and against all Losses (i) resulting from any compliance obligation (including, without limitation, the obligation to give notice or pay money) Seller and its Affiliates or Buyer has under the WARN Act (whether or not to Retained Employees) arising from the termination of any Retained Employee, or (ii) resulting from any claims of the Retained Employees hired by Buyer (including, without limitation, claims for health care coverage or benefits)."

               (f) Certain Bonuses. Within sixty (60) days following the Closing, Seller anticipates providing Buyer with a list of the Hired Employees eligible to receive bonuses for their services to
     Seller and the Subsidiaries.   Buyer hereby agrees that promptly
     upon Seller's providing such list together with funds sufficient to pay such bonuses (together with payroll taxes applicable thereto), Buyer will cause such individuals to be paid by Buyer such bonuses in accordance with Seller's instructions (net of applicable withholding taxes) and will otherwise comply with applicable payroll requirements respecting the payment of such bonuses.

     8. Absence of Consent or Authorization. The parties wish to clarify the effect of the lack of any consent or authorization referred to in Section 2.12 of the Asset Sale Agreement. Accordingly, Section 2.12 of the Asset Sale Agreement is hereby amended by adding a new Subsection (c) to read in its entirety as follows:

               "(c)  Notwithstanding the provisions of Section
     2.12(a), in the event the parties do not enter into a pertinent cooperative arrangement by Closing with respect to a Transferred Asset or Assumed Liability, the transfer or assumption of which, as the case may be, requires the consent or authorization of a private third party that has not been obtained by the Closing, then and in such event, the provisions of this
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
     Section 2.12(c) shall apply. If such consent or authorization is shown on the final Joint Escrow Instructions to be executed immedi-ately prior to Closing as a consent or authorization which the parties have agreed is required to be obtained prior to the transfer of the pertinent Facility to Buyer, then the parties agree that the provisions of Sections 2.12(a), 2.14, 2.15, 5.2 and 5.3 shall, following the Closing, continue to apply to the need for such consent or authorization and to the reqirement that the same be obtained (unless waived by the parties). With respect to all other private third party consents or authorizations that have not been obtained by the Closing, (i) Buyer hereby agrees to accept the assignment of any such pertinent Transferred Asset, and to assume any such pertinent Assumed Liability, as the case may be, whether or not such assignment or assumption is made subject to such consent or authorization being obtained after the Closing,
     (ii) the parties agree to continue to cooperate with one another, pursuant to the provisions of Sections 5.2 and 5.3, to obtain any such requisite consent, and (iii) Buyer further hereby agrees to indemnify and hold harmless the Seller and the Subsidiaries, in accordance with the provisions of Sections 11.3 through 11.6, from and against any and all Losses arising from or related to the lack of any such consent or authorization (including without limitation lease payments, license fees, penalties, termination costs and the like); provided that the provisions of clause (iii) above shall not apply to a personal services agreement of a natural person (including a natural person doing business through such individual- 's professional corporation) or to a professional services agreement of a medical group (whether doing business in corporate form or otherwise), if, within fourteen (14) days following the Closing, Buyer provides Seller with written notice that such natural person or medical group has refused to provide services to Buyer because of the lack of such natural person's or such medical group's consent or authorization to the assignment and assumption of such personal or professional services agreement. Nothwith-standing the proviso to clause (iii) above, clause (iii) shall be apply to any such personal or professional services agreement if the pertinent natural person or medical group provides any professional or personal services to Buyer or a Facility prior to the first anniversary of the Closing."

                                   - 14 -
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     9.  Closing Date. The parties wish to clarify the meaning of the term
"Closing Date" by amending the second sentence of Section 2.13 of the Asset Sale Agreement to read in full as follows:

     "The date on which the Seller receives the amount specified in the last sentence of Section 2.6(b) is referred to herein as the "Closing Date."

     10. Deliveries by Buyer. The parties wish to clarify the amounts to be paid by Buyer at Closing by amending Section 2.13(b)(i) of the Asset Sale Agreement to read in its entirety as follows:

                    "(i) Immediately available funds, by way of wire transfer to an account or accounts designated by Seller, in an amount equal to the cash amount determined by the last sentence of Section 2.6(b), as adjusted by the expenses due at Closing pursuant to Section 5.5; and".

     11. Purchase Price Adjustments. The parties wish to clarify certain provisions respecting equitable adjustments in the Purchase Price by amending
Section 2.14 of the Asset Sale Agreement to add a Subsection (c) to read as follows:

               "(c) Nothing herein shall limit the parties' freedom to agree upon further adjustments in the Purchase Price and/or the cash portion thereof, any such adjustments to be evidenced by a certificate executed by the parties as of the Closing."

     12. Management Agreement. The parties wish to clarify certain provisions respecting the Management Agreement arrangement referred to in
Section 2.15 of the Asset Sale Agreement by amending the following provisions of the Asset Sale Agreement:

          a. The introductory clause of Section 2.15 is hereby amended to read in its entirety as follows:

          "Section 2.15 Management Agreement. In the event that the conditions to consummation of the Closing have otherwise been met or waived, but:
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
               (i)  Buyer has not been issued Licenses referred to in
          Section 8.4(d) respecting the conduct of business from one or more Facilities, and the absence of such Licenses would result in a Material Adverse Effect upon the conduct of such business from any such Facility by Buyer following the Closing; or

               (ii) Seller has not received one or more Consents (as defined in Section 8.4) necessary to effectively assign to Buyer (A) a Real Property Lease (and/or agreements which, by the terms of the Real Property Lease in question, are tied thereto, such as certain service contracts, subordination or security agreements, parking leases or equipment leases) in respect to a material portion of a Facility, or (B) any other material Assumed Contracts mutually agreed upon by the parties, and the parties have not entered into an alternative arrangement pursuant to Section 2.12;

     then and in either of such events the parties shall nevertheless consummate the Transactions in accordance with the provisions of this Agreement, as modified by the following provisions:".

          b. Section 2.15(a) is hereby amended to read in its entirety as follows:

               "(a) At the Closing, the parties shall execute one or more management agreements (each a "Management Agreement"), substantially in the form of Exhibit D hereto, pursuant to which Buyer shall undertake to manage such Facilities under Licenses held by Seller and the Subsidiaries and/or pending the receipt of such Consents, as the case may be."

          c. The second line of Section 2.15(b) is hereby amended by inserting the parenthetical "(or related or other agreement)" immediately after the term "Real Property Lease".

          d. Section 2.15(d)(iii) is hereby amended to read in its entirety as follows:
                                   - 16 -
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
                    "(iii) If the provisions of clause 2.15(ii) apply, the requisite Consents necessary to assign such Real Property Lease(s) (or related or other agreement(s)) have been obtained."

          e.  A new Section 2.15(h) is hereby added to the end of Section
2.15 to read as follows:

               "(h) Notwithstanding this Section 2.15 and without limiting the generality of the introductory paragraph of this
     Section 2.15, the provisions of Section 2.5 through 2.11 shall be fully operative as though all Licenses and Consents had been received as of the Closing and all Transactions scheduled to occur at the Closing had occurred without regard to this Section 2.15, except that Buyer shall, with respect to Receivables not assigned to it at Closing as a result of the provisions of this Section 2.15, collect such Receivables at managed Facilities in its capacity as manager of the Facilities in question rather than as principal, and the provisions of Section 2.9(e) shall apply to such Receivables at managed Facilities as though all Receivables with respect thereto were non-assignable."

     13. Other Assets and Liabilities. The parties wish to provide for the assignment and assumption of other assets and liabilities by adding a new
Section 2.18 to the Asset Sale Agreement to read as follows:

          "Section 2.18  Other Assets and Liabilities.

               "(a) Choice One Therapy Services Program. Seller currently operates a program (the "Choice One Program") under which physical therapists who may either be employees or independent contractors of Seller may provide physical therapy services to third parties as well as the Facilities. Effective as of the Closing, and for the sum of Fifty Thousand Dollars ($50,000) plus Seller's net book value for the accounts receivable referred to in clause (i) below, payable at the Closing, Seller hereby sells, con-veys, assigns, transfers and delivers to Buyer all of its right, title and interest in and to the following assets of Seller, and none other, related to the Choice One Program (the "Choice One As-sets"):
                                   - 17 -
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
                    (i) To the extent lawfully and contractually assignable, all accounts receivable of Seller existing as of the Closing from third parties who are not Affiliates of Seller that arise from services provided to such third parties under the Choice One Program, it being agreed that the amount of such receivables shall be treated as though included in the Net Book Values for purposes of Sections 2.6(b) through (d) and shall be otherwise treated as though part of the Receivables for purposes of Sections 2.9(b) through (e);

                    (ii)  Non-proprietary computer Equipment and
          related transferable non-proprietary software of Seller that is utilized in the Choice One Program and that is specified in Schedule 2.18(a) hereto;

                    (iii) The trade name "Choice One" insofar as it relates to the Choice One Program; and

                    (iv) To the extent the same are transferable, contracts and agreements with third parties, if any, pursuant to which Seller provides Choice One Program services to such third parties (the "Choice One Contracts").

     Effective as of the Closing, Buyer hereby assumes, and agrees to pay, discharge and perform as and when due, all liabilities and obligations of the Seller and the Subsidiaries which pertain to or are to be performed during the period following the Closing Date and which arise under any Choice One Contract (the "Choice One Liabilities").

               "(b) Career Achievement Program Related to Facilities. Effective as of the Closing, and for the sum of Eighty Thousand Dollars ($80,000) payable at the Closing, Seller hereby sells, conveys, assigns, transfers and delivers to Buyer all of its right, title and interest in and to rights to payment from the Citizens' Scholarship Foundation of America arising from Seller's Career Achievement Program, insofar as such rights to payment arise from loans to students under such Program listed in Schedule 2.18(b) hereto. Buyer hereby acknowledges that it understands and accepts that,
                                   - 18 -
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
     upon receipt of appropriate credentials, a student sponsored by a Facility may meet its loan obligation by fulfilling a work commitment at the sponsoring Facility.

               "(c) DEC Mini-Computers. Seller hereby agrees to sell to Buyer, and Buyer hereby agrees to purchase from Seller, up to five (5) used mini-computers manufactured by Digital Equipment Corporation, three of which are described in Schedule 2.18(c). Each such computer shall be sold for a purchase price of Eighteen Thousand Dollars ($18,000), net of any shipping costs, which shall be borne by Buyer. The three computers described in Schedule 2.18(c) shall be released to, and paid for, Buyer at the Closing. The balance of such computers shall be released to Buyer if and when they are no longer needed by Seller and shall be paid for by Buyer upon delivery, provided that the agreement to purchase and sell the balance of such computers shall expire following the expiration of ninety (90) days from the Closing."

     14. Loan Commitment Notes. In order to clarify the status of certain missing Loan Commitment Notes, the parties agree that Section 3.9 of the Asset Sale Agreement is hereby amended by striking the word "and" immediately before clause (e) thereof, replacing the period with a comma, and adding the following clause (f):

     "and (f) the obligors under the Loan Commitment Notes are reason-ably current in their payments to the holders thereof."

     15. Certain Expenses. The parties wish to address certain transitional assistance expenses incurred by Seller and the Subsidiaries by: (a) striking the word "and" at the end of Section 5.5(g) of the Asset Sale Agreement, (b) replacing the period at the end of Section 5.5(h) of the Asset Sale Agreement with a semicolon and adding the word "and" immediately after such semicolon, and (c) adding a new Section 5.5(i) to the Asset Sale Agreement immediately after Section 5.5(h) thereof, to read as follows:

               "(i) Costs incurred by Seller and the Subsidiaries in connection with providing transitional assistance to Buyer shall be borne by Buyer, whether such assistance is provided before or after the Closing, including costs associated with attendance at meetings requested by Buyer, it being
                                   - 19 -
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
     agreed that such costs shall include, without limitation, travel expenses and the fully loaded costs (as determined in accordance with Seller's normal methods for allocation of overhead) for the time of employees of Seller and its Affiliates rendering such transitional assistance to Buyer."

     16. Environmental Matters. Sections 6.2 (b) and (c) of the Asset Sale Agreement are hereby amended as follows:

          a. The first sentence of Section 6.2(b) is hereby amended by inserting immediately prior to the period the phrase "except with respect to Owned Real Properties acquired after August 1, 1993."

          b. Section 6.2(c) is hereby deleted, it being understood that Seller and the Subsidiaries shall have no further obligation with respect to environmental matters or compliance with Environmental Regulations respecting the Facilities.

     17. Certain Support Agreements. Buyer has determined not to purchase the data processing services originally available under Section 6.7 of the Asset Sale Agreement and Exhibit E thereto. The parties have additionally agreed to permit Buyer to participate in certain national purchasing contracts of Seller. Accordingly, Exhibit E of the Asset Sale Agreement is hereby deleted, and Section 6.7 of the Asset Sale Agreement is hereby amended to read in its entirety as follows:

          "Section 6.7 National Purchasing Contract Program. Seller shall provide Buyer the opportunity to participate in Seller's national purchasing contracts for a transitional period for purposes of providing support to the Facilities. Such participa-tion shall be pursuant to a mutually agreeable contract for a term of ninety (90) days unless the parties mutually agree upon an extension."

     18. Certain Support Services. The parties wish to provide for certain support services by adding a new Section 6.8 of the Asset Sale Agreement to read as follows:

          "Section 6.8  Certain Support Services.

               (a) Help Desk and Central Business Office Support. Without limiting the provisions of Section 2.10,
                                   - 20 -
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     Seller agrees to cause to be made available to the Facilities the customary support services that have been provided to the Facili-ties, (i) for ninety (90) days following the Closing, by up to three (3) employees at the so-called "Help Desk" of Seller located in Fairfax, Virginia, which provides telephone assistance to Facilities in connection with management information services and Facility accounting, and (ii) until the Working Capital Adjustment Date, by those so-called "Central Business Offices," located at Seller's regional offices, for the purpose of providing support in the collection of Receivables included in the Net Book Values. Buyer agrees to pay Seller for the support services provided in clause (i), on a mutually convenient periodic basis, within ten
     (10) days of Seller's invoices therefor, an amount equal to the payroll costs (including salary, wages, overtime, benefits and payroll taxes) plus the reasonable overhead (as determined in accordance with Seller's normal allocation methods) for Seller's employees providing such support services. The support services provided in clause (ii) shall be provided at no charge."

               (b) Choice One Support. For a period of ninety (90) days following the Closing, Hired Employees at Seller's headquar-ters offices who were previously employed by Seller in connection with the Choice One Program shall, as employees of Buyer, be entitled to remain in their offices at Seller's headquarters, free of charge, and to receive customary support services (such as telephone, photocopy, etc.), at Seller's reasonably allocated cost, in connection with their work on such Program.

     19. Dubois RFP. A new Section 6.9 is hereby added to the Asset Sale Agreement as follows:

          "Section 6.8 Dubois Proposal. Seller and its Affiliates are a finalist in connection with the selection of a manager of an approximately 30-bed rehabilitation unit in Dubois, Pennsylvania. For the sum of Fifty Thousand Dollars ($50,000) payable at the Closing, Seller hereby agrees to exercise its reasonable commercial efforts to have Buyer substituted in Seller's place in such competition, but makes no warranty or representation that such substitution will occur, or that, if it occurs, Buyer will be ultimately selected as
                                   - 21 -
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     manager, or that, if Buyer is selected as manager, such management will be on a profitable basis."

     20. DEA Power of Attorney. In order to permit interim operation of pharmacies at the Facilities, a new Section 6.10 is hereby added to the Asset Sale Agreement as follows:

          "Section 6.10 Use of Controlled Substance Licenses. To the extent permitted by Law, Buyer shall have the right, either as purchaser or as manager under a Management Agreement, for a period not to exceed sixty (60) days following the Closing, to operate under the Licenses of the Subsidiaries relating to controlled sub-stances and the operation of pharmacies, until Buyer is able to obtain such Licenses for itself. Seller shall cause the pertinent Subsidiaries to execute and deliver to Buyer any powers of attorney and other instruments which Buyer or the appropriate governmental agency may reasonably require in connection with Buyer's use of such Licenses. Buyer acknowledges that it shall apply for all such Licenses as soon as reasonably possible after the Closing and diligently pursue such applications in accordance with Section 5.1."

     21. Assigned Stock and Venture Agreements. The parties wish to clarify certain matters respecting Neuro-Rehab Associates, Inc. and joint venture arrangements generally by amending the Asset Sale Agreement as follows:

          a.  A new Section 7.6 is hereby added to read as follows:

          "Section 7.6 Neuro-Rehab Associates, Inc. Seller has made various loans to Neuro-Rehab Associates, Inc. on open account (having a balance on December 31, 1993, of approximately $2,000,00-
     0). Buyer hereby covenants and agrees either to cause such loans to be repaid, or to repay such loans itself, on or before March 31, 1994, without interest."

          b. A new Section 7.7 is hereby added to read as follows:

          "Section 7.7 Dividends and Distributions. The parties agree that any dividends or distributions received by Buyer after the Closing with respect to Neuro-Rehab Associates,
                                   - 22 -
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     Inc., or any distributions received by Buyer after the Closing with respect to a Venture Agreement, shall be pro-rated as of December 31, 1993, and Buyer hereby agrees to promptly remit to Seller its proportionate share of any such distribution or dividend based upon the number of days in the period to which such dividend or distribution relates through December 31, 1993 in relation to the total number of days in the period to which such dividend or distribution relates."

     22. Title. In order to clarify their intentions respecting certain Owned Real Properties, Section 8.7 of the Asset Sale Agreement is hereby amended by adding the following sentence at the end thereof.

     "In lieu of title insurance on Owned Real Properties acquired by Seller or the Subsidiaries with respect to the Sunrise and Garden State Facilities subsequent to August 1, 1993, Seller hereby represents and warrants that any warranties in a special or limited warranty deed given by a Subsidiary are accurate as of the date made and as of the Closing, it being agreed that, notwithstanding anything in this Agreement to the contrary, breach of the foregoing representation and warranty shall entitle Buyer to indemnity under the provisions of Section 11.3(a)(ii) rather than Section 11.3(a)(- i)."

     23. Indemnification. The parties wish to clarify certain provisions relating to indemnification by amending the following provisions of the Asset Sale Agreement.

          a. The word "Related" is hereby inserted (i) before the word "Agreements" in Section 11.2, (ii) before the word "Agreement" in Section 11.3(a)(i), (iii) before the last use of the word "Agreement" in Section 11.3(a)(ii), (iv) before the word "Agreement" in Section 11.4(a)(i), and (v) before the last use of the word "Agreement" in Section 11.4(a)(ii).

          b. Section 11.3(a)(iii) is hereby amended to read in its entirety as follows:

                    "(iii) If the Closing occurs, the existence of, or the failure of Seller or any Subsidiary to pay, discharge or perform as and when due, any of the Excluded Liabilities (including without limitation, any Losses as a result of or in connection with the failure of Seller and the Subsidiaries to comply with any Bulk
                                   - 23 -
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
          Sales Laws referred to in Section 7.1), as well as the failure of the Seller and the Subsidiaries to locate any originally executed Loan Commitment Note."

          c.  Section 11.4(a) is hereby amended by (a) deleting the word
"and" following the semicolon in clause (iii); (b) adding the phrase "and the Choice One Liabilities" at the end of clause (iii); (c) replacing the period at the end of clause (iv) with a semicolon and adding the word "and" immediate-ly after such semicolon; and (iii) adding a new clause (v) to read as follows:

                    "(v) Whether or not the Closing occurs, activi-ties of Buyer prior to the Closing that relate to matters respecting the future employment (including conditions and terms of employment) of Hired Employees."

          d. Section 11.4(b)(ii) is hereby amended by striking each use of the phrase "Subsections (a)(ii)-(iv)" and inserting in its place the phrase "Subsections (a)(ii)-(v)".

     24. General Provisions. The first sentence of Section 12.6 of the Asset Sale Agreement is hereby amended to read in its entirety as follows:

     "This Agreement (including the Schedules and Exhibits hereto), the Related Agreements and such other agreements, documents, instru-ments and certifications as may be executed by the parties at or as of the Closing contain the entire understanding between the parties concerning the subject matter of this Agreement and such other documents and instruments and, except as expressly provided for herein, supersede all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof."

     25. Efficacy. This Amendment shall become effective upon its execution, which may occur in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Captions, paragraph headings and introductory language used herein that do not actually amend the Asset Sale Agreement are used herein for convenience only, are not a part of the Asset Sale Agreement as amended by this Amendment, and shall not be used in construing the Asset Sale Agreement as amended by this Amendment.
                                   - 24 -
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Each reference to the Asset Sale Agreement in any Related Agreement, whether or not accompanied by a reference to this Amendment, shall be deemed a reference to the Asset Sale Agreement as amended by this Amendment.

          IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                         Buyer:
                         HEALTHSOUTH Rehabilitation
                         Corporation


                         By: Michael D. Martin
                              Name: Michael D. Martin
                              Title: Vice President and Treasurer


                         Seller:
                         NATIONAL MEDICAL ENTERPRISES,
                         INC.

                         By: Raymond L. Mathiasen

                              Name: Raymond L. Mathiasen
                              Title: Senior Vice President



                                   - 26 -
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